Filed Pursuant to Rule 433
Registration No. 333-134553

10YR Curve Trade
Indicative Terms and Conditions

Lehman Brothers Holdings Inc. has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus dated May 30, 2006, the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I, and other documents Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering.  Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus for complete details.  You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term.  Alternatively, Lehman Brothers Inc. will arrange to send you the prospectus, prospectus supplement and final pricing supplement (when completed) if you request it by calling your Lehman Brothers sales representative or 1-888-603-5847.

Issuer:	Lehman Brothers Holdings

Ratings:	Moody’s A1/ S&P A+/ Fitch A+

Issue Size:	$[200,000,000]

Issue Price:	[100.0]%

CUSIP:	TBA

Trade Date	January [25], 2007

Settlement Date:	February [5], 2007

Maturity Date:	February [5], 2017

Interest Rate:	From and including the Settlement Date to but excluding August [5], 2007: 6.00%

From and including August [5], 2007, to but excluding the Maturity Date:

2.51% + 8 * (10yr CMS Rate – 2yr CMS Rate), subject to a minimum of 0%

Day Count Basis:	30/360

Interest Payment Dates:	Quarterly on the [5]th of February, May, August and November commencing May [5], 2007

Interest Reset Date:

Quarterly on the [5]th of February, May, August, November commencing August [5], 2007, for the period commencing on and including such Interest Reset Date to but excluding the next succeeding Interest Payment Date, determined on the related Interest Determination Date

Interest Determination Date	Two Business Days prior to the related Interest Reset Date

10yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 10 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

2yr CMS Rate

For any Interest Reset Date, the rate for U.S. Dollar swaps with a maturity of 2 years, expressed as a percentage, which appears on Reuters Screen ISDAFIX1 as of 11:00 a.m., New York City time, on the related Interest Determination Date.

If the 10yr CMS Rate or the 2yr CMS Rate does not appear on Reuters Screen ISDAFIX1 on any Interest Determination Date, the rate for the related Interest Reset Date shall be determined on such Interest Determination Date as if the parties had specified “USD-CMS-Reference Banks” as the applicable rate, as described under “Description of the Notes—Floating Rate Notes—CMS Rate Notes” in the prospectus supplement dated May 30, 2006.

Business Days:	New York

Business Day Convention:	Modified following Business Day convention with no adjustment for period end dates.

Denominations:	$1,000 / $1,000

Calculation Agent:	Lehman Brothers Special Financing Inc.

Underwriter:	Lehman Brothers Inc.

United States Federal Income Tax Treatment

Lehman Brothers Holdings Inc. intends to treat the notes as contingent payment debt instruments, as described under “Supplemental United States Federal Income Tax Consequences—Contingent Payment Debt Instruments” in the prospectus supplement dated May 30, 2006 for its Medium Term Notes, Series I.

Historical Levels of the 10yr CMS Rate and 2yr CMS Rate

The following shows the 10yr CMS Rate and the 2yr CMS Rate in effect on the date hereof and on the hypothetical Interest Reset Dates listed below. The historical experience of the 10yr CMS Rate and 2yr CMS Rate should not be taken as an indication of the future performance of the 10yr CMS Rate and 2yr CMS Rate during the term of the Notes.  Fluctuations in the level of the 10yr CMS Rate and 2yr CMS Rate make the Notes’ effective interest rate after August [5], 2007, difficult to predict and can result in effective interest rates to investors that are lower than anticipated. In addition, historical interest rates are not necessarily indicative of future interest rates. Fluctuations in interest rates and interest rate trends that have occurred in the past are not necessarily indicative of fluctuations that may occur in the future, which may be wider or narrower than those that have occurred historically.

Hypothetical Interest Reset Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	10yr CMS Rate – 2yr CMS Rate (in %)
1/25/07	5.367	5.331	0.036
11/6/2006	5.242	5.205	0.037
8/7/2006	5.473	5.387	0.086
5/5/2006	5.631	5.392	0.239
2/6/2006	5.059	5.022	0.037
11/7/2005	5.186	4.915	0.271
8/5/2005	4.847	4.492	0.355
5/5/2005	4.600	3.927	0.673
2/7/2005	4.436	3.659	0.777
11/5/2004	4.624	3.162	1.462
8/5/2004	4.885	3.036	1.849
5/5/2004	5.086	2.695	2.391
2/5/2004	4.578	2.190	2.388
11/5/2003	4.769	2.265	2.504
8/5/2003	5.012	2.192	2.820
5/5/2003	4.253	1.763	2.490
2/5/2003	4.442	2.007	2.435
11/5/2002	4.624	2.185	2.439
8/5/2002	4.869	2.370	2.499
5/6/2002	5.634	3.605	2.029
2/5/2002	5.639	3.388	2.251
11/5/2001	4.948	2.893	2.055
8/6/2001	5.962	4.391	1.571
5/7/2001	5.996	4.679	1.317
2/5/2001	6.011	5.319	0.692
11/6/2000	6.959	6.682	0.277
8/7/2000	7.107	6.981	0.126
5/5/2000	7.809	7.578	0.231
2/7/2000	7.506	7.234	0.272
11/5/1999	6.744	6.225	0.519
8/5/1999	6.981	6.271	0.710
5/5/1999	6.069	5.524	0.545
2/5/1999	5.690	5.310	0.380
11/5/1998	5.602	4.997	0.605
8/5/1998	5.998	5.815	0.183
5/5/1998	6.191	5.988	0.203
2/5/1998	6.074	5.678	0.396
11/5/1997	6.433	6.077	0.356
8/5/1997	6.626	6.211	0.415
5/5/1997	7.032	6.501	0.531
2/5/1997	6.780	6.078	0.702
11/5/1996	6.611	5.911	0.700
8/5/1996	6.880	6.118	0.762
5/6/1996	7.278	6.366	0.912
2/5/1996	6.074	5.068	1.006
11/6/1995	6.338	5.696	0.642
8/7/1995	6.844	6.088	0.756
5/5/1995	7.022	6.340	0.682

Hypothetical Interest Reset Dates	10yr CMS Rate (in %)	2yr CMS Rate (in %)	10yr CMS Rate – 2yr CMS Rate (in %)
2/6/1995	7.918	7.521	0.397
11/7/1994	8.413	7.383	1.030
8/5/1994	7.626	6.444	1.182
5/5/1994	7.503	6.129	1.374
2/7/1994	6.239	4.620	1.619
11/5/1993	6.039	4.270	1.769
8/5/1993	6.173	4.293	1.880
5/5/1993	6.267	3.969	2.298
2/5/1993	6.635	4.288	2.347
11/5/1992	7.253	4.750	2.503
8/5/1992	6.983	4.489	2.494
5/5/1992	7.855	5.490	2.365
2/5/1992	7.760	5.440	2.320
11/5/1991	8.130	6.000	2.130
8/5/1991	8.590	7.100	1.490
5/6/1991	8.740	7.350	1.390
2/5/1991	8.620	7.340	1.280
11/5/1990	9.200	8.220	0.980
8/6/1990	9.500	8.440	1.060
5/7/1990	9.720	9.300	0.420
2/5/1990	9.420	8.930	0.490
11/6/1989	8.890	8.590	0.300
8/7/1989	8.980	8.670	0.310
5/5/1989	9.760	9.820	-0.060
2/6/1989	9.670	9.880	-0.210
11/7/1988	9.660	9.120	0.540
8/5/1988	9.910	9.210	0.700
5/5/1988	9.790	8.540	1.250
2/5/1988	9.060	7.750	1.310
11/5/1987	9.840	8.450	1.390
8/5/1987	9.740	8.380	1.360